Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President, Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. COMPLETES ACQUISITION OF PRANA

New York, NY November 18, 2005 – Liz Claiborne Inc. (NYSE:LIZ) announced today that it has completed the purchase of all of the equity of Skylark Sport Marketing Corporation, doing business as prAna.

Based in North San Diego County (Vista), California and established in 1993, prAna is a designer, marketer and wholesaler of climbing, yoga and outdoor / active lifestyle apparel and accessories. PrAna is rooted in serving the core customer, designing products with technical features for performance but with the style and comfort to cross over into everyday life. PrAna’s product line includes a full line of men’s and women’s sportswear, performance tops and bottoms, and accessories. PrAna is expected to generate annual net sales of approximately $30 million in fiscal 2005.

PrAna has successfully executed a diversified channel strategy that promotes the brand across multiple demographics and interests, while remaining true to the core outdoor and wellness customer. PrAna’s collection of products are available in approximately 1,600 of the most respected outdoor and specialty retailers throughout the United States and abroad. PrAna has arrangements with international distributors in 27 countries worldwide. International business accounted for 12% of sales in 2004.

Liz Claiborne Inc. designs and markets an extensive range of women’s and men’s fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C&C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Lady Enyce, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, MetroConcepts, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Soul, Spark, Tapemeasure, Tint, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active, as well as CITY DKNY® better women’s sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of

1

business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macroeconomic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the recently completed merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks related to the Company’s ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with, and any work stoppages by, its employees, including its union employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Business-Competition; Certain Risks” and under the heading “Statement Regarding Forward-Looking Statements”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2